Exhibit 99.1

          FOR IMMEDIATE RELEASE                         CONTRACT: Tim Iris

                                                            (631) 847-3169




        GENERAL SEMICONDUCTOR UPDATES FIRST QUARTER BUSINESS OUTLOOK

MELVILLE, NY (March 12, 2001)--General Semiconductor, Inc. (NYSE:SEM), a leading manufacturer of power management devices, today updated its business outlook for the first quarter. As a result of the continued slowdown in our customers' markets and excess inventory still in the channels, first quarter revenues are expected to be 14 to 16 percent below the $119.9 million reported in the previous quarter. Diluted earnings per share for the first quarter are expected to be in the range of $0.12 to $0.14, before approximately $14 million in one-time charges associated with the restructuring announced on February 7, 2001.

"Our customer base continues to be affected by the broad-based economic slowdown," stated Robert J. Gange, Senior Vice President and Chief Financial Officer. "As a result, the increase in order rates we projected for late February and early March have not materialized and we now expect first quarter results to be lower than our earlier guidance."

Ronald A. Ostertag, Chairman and Chief Executive Officer commented, "Although the current weak market conditions have hindered our short term earnings outlook, we continue to invest in new product development. We believe these investments, combined with the cost reduction initiatives announced on February 7, put the Company in an excellent position for long-term growth."

Given the current market uncertainty and lack of visibility, the Company plans to furnish an updated outlook for the second quarter of 2001 and the balance of the year when it releases first quarter earnings on April 19, 2001.

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of power semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.

         Visit General Semiconductor on the web at www.gensemi.com
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